EXHIBIT 10.23

Severance Arrangements with Executive Officers

Pursuant to resolutions adopted by the Board of Directors of PLC Systems Inc. (the “Company”) on January 20, 2010, Kenneth J. Luppi, the Company’s Vice President of Operations, and Vincent C. Puglisi, the Company’s Managing Director, International, are entitled to receive payments equal to 26 weeks of base salary in the event that they are terminated for any reason without cause on or before July 20, 2011.

Mark R. Tauscher, the Company’s President and Chief Executive Officer, and James G. Thomasch, the Company’s Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer, are separately entitled to receive severance payments pursuant to the terms of their respective employment agreements with the Company.